EXHIBIT 3.1 CERTIFICATE OF INCORPORATION

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 VOICENET, INC.

     Pursuant to the provisions of the Delaware General Corporation Law, the undersigned, being the sole incorporator of the Corporation, hereby certifies and sets forth as follows:

     FIRST: The name of the corporation is Voicenet, Inc. (the "Corporation").

     SECOND: The address, including the street, number, city and county, of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the city of Wilmington, in the County of New Castle; and the name of the registered agent of the corporation in the State of Delaware at such address is the Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The aggregate number of shares of capital stock which the Corporation shall have authority to issue is THREE THOUSAND (3,000), $.001 par value per share.

     FIFTH: The Corporation is to have perpetual existence.

     SIXTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     SEVENTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 if the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

     EIGHTH: Every director and officer of the Corporation shall be indemnified by the Corporation against any and all judgments, fines, amounts paid in settling or otherwise disposing of actions or threatened actions, and expenses in connection therewith, incurred by reason of fact that he was a director or officer of the corporation or any other corporation of any kind, domestic or foreign, which he served in any capacity at the


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request of the Corporation,  to the full extent that such indemnification may be lawful under the Delaware General Corporation Law. Expenses so incurred by any such person in defending a civil or criminal action or proceeding shall likewise at his request be paid by the Corporation in advance of the final disposition of such action or proceeding to the full extent that such advancement of expenses may be lawful under said laws.

     The Undersigned, being the incorporator, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly has hereunto set my hands this 2nd day of April, 1996.


                                   /ss/ Rachele A. David
                                   ---------------------
                                   Rachele A. David
                                   c/o Campbell & Fleming, P.C.
                                   250 Park Avenue
                                   New York, New York 10177